Exhibit 99.1

June 2, 2020

Board of Directors

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Re:	Initially Filed Registration Statement on Form S-4 of KLX Energy Services Holdings, Inc. (File No. 333- ), filed June 2, 2020 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated May 3, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to KLX Energy Services Holdings, Inc. (the “Company”) of the exchange ratio of 0.4844 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of Quintana Energy Services, Inc. pursuant to the Agreement and Plan of Merger, dated as of May 3, 2020, by and among the Company, Krypton Intermediate, LLC, an indirect wholly owned subsidiary of the Company, Krypton Merger Sub, Inc., an indirect wholly owned subsidiary of the Company, and Quintana.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of KLXE’s Financial Advisor”, “Risk Factors – Risks Relating to the Merger”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the KLXE Board and Reasons for the Merger”, “The Merger – Opinion of KLXE’s Financial Advisor” and “The Merger – Certain Unaudited Prospective Financial and Operating Information” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

GOLDMAN SACHS & CO. LLC